Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS)/INCOME
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2024	2023	2024	2023
Operating Revenues	$3,063,224	$2,791,482	$8,929,321	$9,216,467

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	917,858	1,168,599	2,995,245	4,232,912
Operations and Maintenance	510,439	500,711	1,437,826	1,382,563
Depreciation	366,145	329,528	1,060,650	962,477
Amortization	243,957	(143,979)	127,495	(438,460)
Energy Efficiency Programs	148,054	162,425	506,821	531,199
Taxes Other Than Income Taxes	264,371	243,645	740,414	704,989
Total Operating Expenses	2,450,824	2,260,929	6,868,451	7,375,680
Operating Income	612,400	530,553	2,060,870	1,840,787
Interest Expense	300,576	222,283	822,640	624,140
Losses on Offshore Wind Investments	464,019	—	464,019	401,000
Other Income, Net	112,555	79,123	318,870	262,980
(Loss)/Income Before Income Tax Expense	(39,640)	387,393	1,093,081	1,078,627
Income Tax Expense	76,537	45,850	348,309	226,743
Net (Loss)/Income	(116,177)	341,543	744,772	851,884
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net (Loss)/Income Attributable to Common Shareholders	$(118,057)	$339,663	$739,133	$846,245

Basic (Loss)/Earnings Per Common Share	$(0.33)	$0.97	$2.09	$2.42

Diluted (Loss)/Earnings Per Common Share	$(0.33)	$0.97	$2.08	$2.42

Weighted Average Common Shares Outstanding:
Basic	359,520,518	349,704,155	354,483,338	349,461,219
Diluted	359,817,657	349,851,969	354,744,846	349,731,320

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.